Exhibit 99.1

Itron Enhances Corporate Governance: Amends Bylaws to Adopt Majority Voting


    LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Dec. 6, 2007--Itron, Inc. (NASDAQ:ITRI), today announced that its Board of Directors has amended the company's bylaws to include majority voting procedures for the election of directors.

    Itron enhanced the bylaws to include majority voting to allow shareholders to play a more meaningful role in the election of their directors. This change demonstrates Itron's ongoing commitment to strong corporate governance practices.

    Effective immediately, director nominees must receive more "for" than "against" votes to be elected in an uncontested election. Additionally, the term of a nominee who does not receive a majority of the votes cast will end on the earliest of either: 1) 90 days after the date election results are certified; 2) the date the director resigns; or 3) the date the Board of Directors fills the position.

    Further information about Itron's corporate governance practices can be found within the Investor Relations section of the company's website at www.itron.com.

    About Itron Inc.

    Itron Inc. is a leading technology provider to the global energy and water industries. Itron Inc. consists of Itron in North America and Actaris outside of North America. Our company is the world's leading provider of metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas and water meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; project management, installation, and consulting services. To know more, start here: www.itron.com.

    CONTACT: Itron Inc.
             Deloris Duquette, 509-891-3523
             Vice President
             Investor Relations and Corporate Communications deloris.duquette@itron.com